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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 15, 1995, in the Amendment No. 1 to Form S-3 Registration Statement and related Prospectus of ACT Networks, Inc. for the registration of its 3,450,000 shares of Common Stock.


     Our audits also included the financial statement schedule of ACT Networks, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          Ernst & Young LLP

Woodland Hills, California

May 29, 1996